Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of IBERIABANK Corporation on Form S-8 of our report dated April 15, 2009, on our audits of the consolidated financial statements of Century Bank, A Federal Savings Bank and Subsidiary, as of December 31, 2008 and for the years ended December 31, 2008 and 2007, appearing as Exhibit 99.4 to the Current Report on Form 8-K/A of IBERIABANK Corporation filed on February 25, 2010.

/s/ Hacker, Johnson & Smith PA

Tampa, Florida

April 2, 2010